Exhibit 10-BB
Description of Company Practices Regarding Club Memberships for Executives
Certain Group Vice Presidents and a limited number of other employees may be reimbursed (or have fees paid on their behalf) for expenses associated with certain club memberships when such memberships are considered to be beneficial to the Company’s interests. The expenses reimbursed under this practice are restricted to initiation fees, membership fees, dues, assessments, and other expenses required to maintain memberships in good standing. Greens fees and other charges related to the use of the facilities are not reimbursed.
In addition, the Company maintains a number of corporate memberships for officers at the Tournament Players Club (TPC) of Michigan. Effective January 1, 2007, those officers with TPC corporate memberships may retain their membership; however, all charges related to the TPC membership will become their personal responsibility.